Exhibit T3A.25.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:35 PM 03/16/2009
FILED 01:29 PM 03/16/2009
SRV 090269996 — 2310640 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THE CIT GROUP/CONSUMER FINANCE, INC.
* * * * *
     THE CIT GROUP/CONSUMER FINANCE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of The CIT Group/Consumer Finance, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read in its entirety as follows:
“The name of the corporation is CIT Loan Corporation.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Linda M. Seufert, its Assistant Secretary, this 16th day of March, 2009.

THE CIT GROUP/CONSUMER FINANCE, INC.

By	/s/ Linda M. Seufert
Linda M. Seufert
Assistant Secretary